Exhibit 99.1

Mosaic ImmunoEngineering Announces Completion of Exclusive Technology License Agreement with Case Western Reserve University

—The licensed technology was jointly invented by researchers at Case Western Reserve University and Dartmouth College—

—The license covers the use of plant viruses such as cowpea mosaic virus (CPMV) for the treatment of cancer in both human and companion animals—

Novato, California, May 5, 2022 – Mosaic ImmunoEngineering, Inc. (“Mosaic” or the “Company”), (OTCQB: CPMV), a development-stage biotechnology company focused on bridging immunology and engineering to develop novel immunotherapies to treat and prevent cancer, today announced the signing of a license agreement with Case Western Reserve University for patented technology discovered at Case Western Reserve University and Dartmouth College. The agreement grants Mosaic exclusive worldwide rights to develop and commercialize oncology treatments based on cowpea mosaic virus (CPMV), the core technology behind the Company’s lead human cancer immunotherapy candidate, MIE-101, and other applications under the platform technology.

“Along with providing world-class research in many areas, Case Western Reserve University and Dartmouth College are striving to translate these exciting discoveries into products and therapies that can make a difference in the lives of patients with life threatening illnesses,” said Wayne Hawthorne, Senior Licensing Manager at Case Western Reserve University. “We encourage our faculty to conduct basic research which can become the basis of discoveries that have direct application to clinical needs such as the technology that Mosaic is seeking to advance.”

“This licensed technology is an important component of our intellectual property portfolio, protecting the development of our lead CPMV-based immunotherapy, MIE-101, including treatments for both human and companion animals,” said Steven King, president and chief executive officer of Mosaic. “We have noted recent activity in the intra-tumoral immunotherapy space and believe that CPMV may offer distinct advantages over other approaches currently in development. MIE-101 is a differentiated first-in-class immunotherapy that is supported by numerous peer-reviewed publications including data from both pre-clinical animal models and companion animals with spontaneous tumors. We look forward to providing updates as we continue to advance the program.”

Under the license agreement, Mosaic will make development and regulatory milestone payments to Case Western Reserve University and also pay tiered royalties on net sales of licensed products.

About MIE-101

Mosaic's lead therapeutic candidate, MIE-101, is derived from the cowpea mosaic virus (CPMV), a plant virus that does not infect humans or animals, but can stimulate both innate and adaptive immune responses, as shown in multiple preclinical models of cancer, including melanoma, breast, ovarian, brain and colon. Unlike experimental intratumoral treatments intended to utilize viruses to directly invade and destroy cancer cells, known as oncolytic viruses, MIE-101 represents a unique approach to cancer treatment. MIE-101 has been shown to engage multiple pattern-recognition receptors on host immune cells in the tumor that have evolved to detect foreign invaders. Preclinical studies have demonstrated that these immune cells then attack the tumor, while also producing molecules that attract, activate and train additional immune cells to recognize and fight the tumor that was directly treated as well as attacking tumors in other areas of the body. MIE-101 has demonstrated single agent activity in preclinical tumor models and in canine companion animals with naturally occurring tumors. MIE-101 has also demonstrated enhanced antitumor effects when combined with immune checkpoint treatments and other standard cancer therapies.

About Mosaic ImmunoEngineering, Inc.

Mosaic ImmunoEngineering, Inc. is a development-stage biotechnology company focused on bridging immunology and engineering to develop novel immunotherapies to treat and prevent cancer and infectious diseases. Mosaic's core technology platform is based on Cowpea mosaic virus ("CPMV"), which is non-infectious to humans or other animals but upon intra-tumoral administration, elicits a strong innate immune response resulting in potent antitumor activity against the primary and distant tumor sites. The broad potential of our lead candidate, MIE-101, for the treatment of many different types of cancer and potential combination therapies continues to be supported by numerous publications and grant funding through our university collaborators and co-founders at the UC San Diego Center for Nano-ImmunoEngineering. For additional information about Mosaic, please visit MosaicIE.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Mosaic’s future operations and its ability to successfully advance the product candidates; the nature, strategy and focus of Mosaic’s business; and the development and commercial potential and potential benefits of any of Mosaic’s product candidates. Mosaic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Mosaic’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of these forward-looking statements could differ materially from those described in or implied by the statements in this press release, including the uncertainties of: raising sufficient capital or grant funding to advance these product candidates, which may not be available on favorable terms or at all; maintaining the rights to the licensed technology and complying with the underling terms of the license agreement; advancing Mosaic's lead product into clinical trials, the clinical development and regulatory approval of Mosaic's product candidates, including potential delays in the commencement; enrollment and completion of clinical trials; the potential that earlier preclinical studies of Mosaic's product candidates may not be predictive of future results; risks related to business interruptions, including but not limited to, the outbreak of COVID-19 coronavirus, which could harm Mosaic’s financial condition and increase its costs and expenses. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risks discussed in Mosaic's filings with the Securities and Exchange Commission. Except as otherwise required by law, Mosaic disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether, as a result of new information, future events or circumstances or otherwise.

Contact: Jay Carlson

Sr. Manager, Investor Relations

Mosaic ImmunoEngineering Inc.

info@mosaicie.com

Strategic corporate inquiries can be sent to partnering@mosaicie.com